Exhibit 4.16

Agreement to Furnish Certain Instruments Defining the Rights of Long-Term Debt Holders.


The Company hereby agrees to furnish, upon request, any and all instruments defining the rights of long-term debt holders not contained as an exhibit to this Form 10-K.